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                                                                  EXHIBIT (j)(2)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 25, 2001, relating to the financial statements and financial highlights of Pilgrim High Yield Fund (to be known as ING High Yield Fund), one of the portfolios constituting Pilgrim Investment Funds, Inc. (to be known as ING Investment Funds, Inc.), which appears in the March 31, 2001 Annual Report to Shareholders of Pilgrim Investment Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings " Financial Highlights" and "Independent Accountants" in such Registration Statement.




/S/PricewaterhouseCoopers LLP

Denver, Colorado
February 25, 2002